EXHIBIT 99.b

          COMPENSATION AND FEES TO THE GENERAL PARTNER,
                      ADVISOR AND AFFILIATES

     The following table summarizes the forms, estimated amounts and recipients of compensation, fees, or other distributions to be received by the General Partner, the Advisor and Affiliates during the various phases of the organization and operations of the Partnership.

                                          METHOD AND ESTIMATED
                                            AMOUNT ASSUMING
   ENTITY                                  MAXIMUM NUMBER OF
 RECEIVING              FORM OF             UNITS, INCLUDING
COMPENSATION        COMPENSATION (1)    ADDITIONAL UNITS, IS SOLD

               OFFERING AND ORGANIZATIONAL STAGE

USAA Investment     Selling commissions 4% of Gross Proceeds.  ($20
  Management        as the Sales Agent  per Unit sold; $120,000 on
  Company (the      in the offering of  sale of 6,000 Minimum
  "Sales Agent")    the Units           Offering Units; $1,000,000
                                        if 50,000 Units are sold;
                                        $1,150,000 if 57,500 Units
                                        are sold).

USAA Investment     Non-accountable     2% of Gross Proceeds
   Management       sales expense (2)   ($60,000 on sale of 6,000
   Company (the                         Minimum Offering Units;
   "Sales Agent")                       $500,000 if 50,000 Units
                                        are sold; $575,000 if
                                        57,500 Units are sold).

USAA Federal        One-time IRA Set-   $10 per Unit purchased
   Savings Bank     Up and Custodial    through an IRA established
   ("Bank")         Fee. (3)            by the investors, up to a
                                        maximum of eighty seven
                                        one-hundredths of one
                                        percent (.87%) of Gross
                                        Proceeds, to be paid by
                                        Sales Agent out of
                                        Selling Commissions.
                                        Actual amounts to be
                                        received depend upon the
                                        number of investors
                                        establishing IRAs at Bank
                                        with their investment in
                                        the Units and the amount
                                        invested in each such
                                        IRA.

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                                          METHOD AND ESTIMATED
                                            AMOUNT ASSUMING
   ENTITY                                  MAXIMUM NUMBER OF
 RECEIVING              FORM OF             UNITS, INCLUDING
COMPENSATION        COMPENSATION (1)    ADDITIONAL UNITS, IS SOLD

                     INVESTMENT STAGE

USAA Financial      Acquisition and     A maximum of 4% of the
   Services         Expenses Fees for   Gross Proceeds.
   Company (the     finding and recom-  ($1,000,000 if 50,000 Units
   "Advisor")       mending investments sold; $1,150,000 if 57,500
                    to the General      Units are sold), subject to
                    Partner. (4)        the limitation that the
                                        aggregate of all
                                        Acquisition Fees and Loan
                                        Origination and
                                        Commitment Fees paid to
                                        the Advisor shall not
                                        exceed 4% of Gross
                                        Proceeds.

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                                          METHOD AND ESTIMATED
                                            AMOUNT ASSUMING
   ENTITY                                  MAXIMUM NUMBER OF
 RECEIVING              FORM OF             UNITS, INCLUDING
COMPENSATION        COMPENSATION (1)    ADDITIONAL UNITS, IS SOLD

USAA Financial      Loan Origination    $1,000,000 if 50,000 Units
   Services         and Commitment Fees sold; $1,150,000 if 57,500
   Company (the     and Expenses.  A    Units are sold, subject to
   "Advisor")       maximum of 4% of    the limitation that the
                    Gross Proceeds.     aggregate of all Acquisi-
                    Payable solely by   tion Fees and Loan Origi-
                    borrowers and pro-  nation and Commitment Fees
                    spective borrowers  paid to the Advisor shall
                    and not directly    not exceed 4% of the Gross
                    from proceeds of    Proceeds.
                    the offering. (4)

Sales Agent         Annual Advisory Fee An annual fee of 1/2 of 1%
                    for any interim     of the amount of any inter-
                    investment in a     im investment in a money
                    money market fund   market fund or mutual fund
                    or mutual fund      sponsored by USAA or any
                    sponsored by USAA   affiliate of USAA.  (See
                    or any affiliate of "Investment Objectives and
                    USAA paid by the    Policies -- Interim Invest-
                    fund in which the   ments".)
                    investment is made.


                     OPERATIONAL STAGE

USAA Investors I,   A 1% allocation of  Actual amounts to be
   Inc. (the        the Partnership's   received depend upon
   "General         Taxable Income and  the results of Partnership,
    Partner")       Tax Losses and 1%   and cannot be determined
                    of all distribu-    at this time.
                    tions of Net Cash
                    Flow when and as
                    such distributions
                    are made to the
                    Limited Partners.

Advisor             Property Management 4% of Gross Revenue from
                    Fee.                operations for managing
                                        the Partnership's
                                        business but in any event
                                        not in excess of 9% of
                                        Cash Flow, subject to the
                                        limitation that the
                                        aggregate Property
                                        Management Fee and
                                        Mortgage Servicing Fee
                                        shall not exceed the
                                        lesser of 4% of Gross
                                        Proceeds or 9% of Cash

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                                          METHOD AND ESTIMATED
                                            AMOUNT ASSUMING
   ENTITY                                  MAXIMUM NUMBER OF
 RECEIVING              FORM OF             UNITS, INCLUDING
COMPENSATION        COMPENSATION (1)    ADDITIONAL UNITS, IS SOLD

                                        Flow.  Actual amount to
                                        be received depends upon
                                        the results of the
                                        Partnership's operation
                                        and cannot be determined
                                        at this time. (5)(6)(7)

Advisor             Annual Mortgage     An annual fee of 1/4 of 1%
                    Servicing Fee.      of amounts funded by the
                                        Partnership in Mortgage
                                        Loans which are serviced
                                        by the Advisor, subject
                                        to the limitation that
                                        the aggregate Property
                                        Management Fee and
                                        Mortgage Servicing Fee
                                        shall not exceed the
                                        lesser of 4% of Gross
                                        Proceeds or 9% of Cash
                                        Flow.  Actual amount to
                                        be received depends upon
                                        the funds invested in
                                        mortgages and is not
                                        determinable at this
                                        time. (6)(7)


                   LIQUIDATION PHASE

Advisor             Real estate com-    A real estate brokerage
                    missions upon sales commission not to exceed
                    of properties.      1% of the aggregate
                                        Selling Prices of the
                                        properties sold or 50% of
                                        the Competitive Brokerage
                                        Commission, subordinated
                                        to (i) the repayment to
                                        the Limited Partners of
                                        an amount equal to their
                                        Adjusted Capital
                                        Contributions; (ii) the
                                        payment to the Limited
                                        Partners of a cumulative
                                        annual cash return equal
                                        to 9% of their average
                                        Adjusted Capital
                                        Contributions for all
                                        fiscal years non-compounded;
                                        and (iii) the

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                                          METHOD AND ESTIMATED
                                            AMOUNT ASSUMING
   ENTITY                                  MAXIMUM NUMBER OF
 RECEIVING              FORM OF             UNITS, INCLUDING
COMPENSATION        COMPENSATION (1)    ADDITIONAL UNITS, IS SOLD

                                        payment to all Partners
                                        of an amount equal to
                                        their respective positive
                                        Capital Account balances
                                        to the extent such
                                        balances exceed the
                                        amounts provided for in
                                        the preceding clauses (i)
                                        and (ii).  The actual
                                        amount of this
                                        compensation cannot be
                                        determined at this time
                                        because it depends upon
                                        the actual results of
                                        operations of the
                                        Partnership.

General Partner     General Partner's   An aggregate of 10% of all
                    share of Residual   Residual Proceeds remaining
                    Proceeds.           after (i) the repayment to
                                        the Limited Partners of
                                        an amount equal to their
                                        Adjusted Capital
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(1)  The Partnership will commit not less than 85% of the gross proceeds of this offering to Investment in Properties. (See
     "Glossary".)

(2) The Partnership will provide USAA Investment Management Company with a non-accountable expense allowance equal to 2% of the gross proceeds of the offering to cover expenses incurred in connection with the formation of the Partnership and the offering and sale of the Units. Further, the General Partner and its Affiliates will be reimbursed by the Partnership for: (i) the actual cost to the General Partner, the Advisor or their Affiliates of goods and materials used for or by the Partnership and obtained from entities which are not affiliated with the General Partner, or Advisor, (ii) salaries and related salary expenses for certain services which could be performed directly for the Partnership by independent parties (subject to certain limitations set forth in the Partnership Agreement), and (iii) the cost of Partnership reports and communications to Limited Partners.
     No reimbursement under (ii) or (iii) above is permitted for services for which the General Partner or any of its Affiliates receives a separate fee. The following items are excluded from the allowable reimbursement: (i) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to persons controlling the General Partner, the Advisor, or their Affiliates and (ii) any overhead expenses of the General Partner, the Advisor or its Affiliates, such as rent, depreciation, utilities, capital equipment and other administrative items. The Partnership's annual report to Limited Partners will include a breakdown of reimbursements made to the General Partner, the Advisor, and their Affiliates. Reimbursements for expenses will be made to the General Partner, Advisor and their Affiliates regardless of whether any distributions are made to the Limited Partners.

(3) The set-up and custodial fee to be paid by the Sales Agent to the Bank is a one-time fee. Any further annual custodial or maintenance fee charged by the Bank for IRAs set up by it must be paid directly by the IRA participant.

(4) The Advisor or its Affiliates (other than the Partnership or the General Partner) will receive Loan Origination and Commitment Fees from borrowers and prospective borrowers as compensation for its services in connection with the Partnership's receipt of loan applications and issuance of commitments to make Mortgage Loans, subject to the limitations described below. The total amount of such Loan Origination and Commitment Fees to be paid by borrowers plus the total Acquisition Fees paid by the Partnership to the Advisor or its Affiliates will not exceed 4% of the Gross Proceeds of the offering or a maximum of $1,000,000 (subject to increase to $1,150,000 if the Additional Rights Units described under Plan of Distribution are fully exercised by the General Partner), which is equivalent to approximately 4.2% of the proceeds of the offering net of selling commissions. Any Loan Origination and Commitment Fees paid by borrowers or prospective borrowers

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     in excess of 4% of the Gross Proceeds of the offering will be remitted by the Advisor to the Partnership. Such excess fees will be retained by the Partnership to make additional Partnership investments or for Reserves. If the Partnership uses mortgage principal repayments (which do not constitute Residual Proceeds) to make additional Mortgage Loans or to purchase additional Real Property, the Advisor or its affiliates may receive additional Loan Origination or Commitment Fees, subject, however, to the restriction that the Advisor and such Affiliates may not receive such additional fees if the aggregate of all Acquisition Fees and Loan Origination and Commitment Fees, including the additional fees, exceeds 4% of the Gross Proceeds of the offering. To the extent that borrowers and prospective borrowers pay Loan Origination and Commitment Fees to the Advisor or such Affiliates, the effect will be to increase the aggregate cost to borrowers of the combined interest, fees and other charges payable on Mortgage Loans made by the Partnership. To the extent the payment of such fees reduces the fixed interest rates or additional interest based on cash flow, sales proceeds or other amounts which borrowers would otherwise be willing to pay on a Mortgage Loan, such fees (although paid by the borrowers) may be borne economically by the Partnership.

(5) It is presently anticipated that properties securing Mortgage Loans made by the Partnership will be managed by unaffiliated management firms. Neither USAA, the General Partner, the Advisor, nor any Affiliate of any of them is currently engaged in providing property management services to unrelated parties. However, USAA, the General Partner, the Advisor, or Affiliates, may in the future enter the property management business. If that were to occur the services of such affiliated management company would likely be used by the General Partner to manage its properties and might also be used by a borrower under a Mortgage Loan to manage the property securing such loan. However, if such an affiliate management company if formed and its services used by the General Partner, the Advisor or a borrower, its compensation for such services will be limited to the lesser of the competitive fee for similar services in the same geographic area or (i) 6% of gross revenues from each industrial and commercial property if leasing and related services are performed; (ii) 3% of gross revenues from each industrial and commercial property if no leasing and retners' positive Capital Accounts to zero. However, in no event will the General Partner be allocated less than 1% of Taxable Income or Tax Loss from a sale or refinancing, mortgage foreclosure or sale.

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     Taxable Income, tax-exempt income and Tax Losses with respect to the period after the first admission of investors as Limited Partners and prior to the termination of the offering will be apportioned among Limited Partners based upon a weighted average which takes account of the number of days that each Limited Partner was admitted as a Limited Partner. After all Limited Partners have been admitted Taxable Income and Tax Losses will be apportioned among Limited Partners in the ratio of the number of the Units owned by each of them on the last day of each calendar quarter to the total number of Units. Such Taxable Income would include any amount taxable as ordinary income because of "recapture" gain, as well as any capital gain.

     Taxable Income or Tax Losses from current operations for any year will be allocated between a transferor and transferee based upon the number of quarterly periods that each was recognized as the Holder of a Unit, without regard to whether Partnership operations during particular quarterly periods of such year produced profits or losses or cash distributions. Residual Proceeds, if any, arising from the sale or refinancing of a property or mortgage repayment, foreclosure or sale will be distributed, and all related Taxable Income or Tax Losses will be allocated, to the persons recognized as Holders of the Units on the date on which the particular event occurred. For this purpose transfers will be recognized as of the date specified by the transferor and the transferee in the instrument of assignment or, if no date is specified, the date of the last acknowledgment of such instrument.

     The share of Taxable Income and Tax Losses allocable to the General Partner, in relation to the share of Taxable Income and Tax Losses allocable to the Limited Partners, is disproportionate based upon their Capital Contributions to the Partnership.

     PARTNERSHIP ACCOUNTING. In order to carry out provisions of the Partnership Agreement giving Limited Partners the right to a cumulative return of their original Capital Contributions before any Residual Proceeds are distributed to the General Partner, separate records will be kept by the Partnership showing, for each partner, his original Capital Contribution and his Adjusted Capital Contribution. The Adjusted Capital Contribution of each Partner will basically represent his original Capital Contribution reduced by the cumulative amount of all cash distributions made to him of Residual Proceeds. (Adjusted Capital Contributions will not be reduced by reason of any distributions of Net Cash Flow and will bear no relation to tax basis for the Units.)

     In addition, in order to give effect to the provisions of the Partnership Agreement governing the treatment of Residual Proceeds, as summarized above, separate records will also be kept showing a Capital Account for each Partner. Initially, the Capital Account of each partner will be the amount of his original Capital Contribution. The Capital Account of each Partner will be reduced to the extent of Tax Losses and other deductions allocated and Net

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Cash Flow distributed to such Partner, but increased to the extent of Taxable Income and any tax-exempt income allocated to each Partner. Reductions of a Limited Partner's Capital Account in this manner need not affect his preferential right to a return of his Capital Contribution out of Residual Proceeds.

     The Partnership will apply to the Service for permission to use a fiscal year beginning October 1 and ending on September 30 of each year. If the Service does not authorize the Partnership to use such a fiscal year, the Partnership shall use a calendar year as its fiscal year.